Exhibit 10.1

MERCER SAVINGS BANK
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made effective as of this 9th day of June 2024 (the “Effective Date”), by and between Mercer Savings Bank (the “Bank”), a state-chartered institution with its principal offices at 1100 Irmscher Blvd, Celina, OH 45822 and Sherman Crum (“Executive”).  References to the “Company” in this Agreement means Mercer Bancorp, Inc., the proposed holding company of the Bank.
WITNESSETH:
WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and
WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis as its Controller on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	POSITION AND RESPONSIBILITIES
During the term of Executive’s employment hereunder, Executive agrees to serve as the Controller of the Bank or any successor executive position(s) with the Bank that is consented to, in writing, by Executive, and will perform the duties of and have all powers associated with the position which are customarily performed by persons in a similar executive officer capacity, as well as those as shall be assigned by the Chief Executive Officer of the Bank (the “CEO”).  As Controller, Executive will report directly to the President and Chief Executive Officer.  Executive’s principal place of employment shall be at the Bank’s principal executive offices.  The Bank shall provide Executive, at his principal place of employment, with support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.
2.	TERM OF EMPLOYMENT
(a) The term of this Agreement and the period of Executive’s employment under this Agreement will begin as of the Effective Date and will continue for a period of thirty-six (36) full calendar months thereafter.  As of January 1st each year (the “Renewal Date”), beginning with the first January 1st following the Effective Date, this Agreement shall renew for an additional year such that the remaining term shall again be thirty-six (36) full calendar months provided, however, that the CEO shall at least thirty (30) days before the Renewal Date conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement.
The Bank shall give Executive notice of its decision whether or not to renew this Agreement at least ten (10) days prior to the Renewal Date.
(b)  Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined in this Agreement, the Term of this Agreement will automatically extend so that it expires no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth in Section 2(a).

(c) Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.
3.	COMPENSATION AND REIMBURSEMENT
(a) The compensation specified under this Agreement shall constitute consideration paid by the Bank in exchange for duties described in Section 1 of this Agreement.  The Bank shall pay Executive, as compensation, a salary of not less than $80,000 per year (“Base Salary”).  Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Bank.  Base Salary shall be payable bi-weekly or, if different, in accordance with the Bank’s customary payroll practices.  During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually by December 31st of each year.  The review shall be conducted by the CEO.  The Bank may increase, but not decrease, Executive’s Base Salary at any time, except for a decrease not in excess of any decrease generally applicable to all officers of the Bank.  Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement.  The Bank may engage the services of an independent consultant to assist in the determination of the appropriate Base Salary.  In addition to the Base Salary provided in this Section 3, the Bank shall also provide Executive with all other benefits as are provided uniformly to full-time employees of the Bank, on a basis (including cost) no less favorable than the benefits provided to other senior officers of the Bank.
(b) In addition to the Base Salary provided for in Section 3(a), the Bank will provide Executive with the opportunity to participate in employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving a benefit from immediately prior to the Effective Date, and any other employee benefit plans, arrangements and perquisites suitable for the Bank’s senior executives adopted by the Bank subsequent to the Effective Date, and the Bank will not, without Executive’s prior written consent, make any changes in the plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse effect, unless the changes apply equally to all other employees or senior officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, whether tax-qualified or otherwise, including, but not limited to, retirement plans, supplemental retirement plans, deferred compensation plans, pension plans, profit-sharing plans, employee stock ownership plans, stock award or stock option plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of the plans and arrangements (including designation by the Board of Directors of eligibility to participate, if applicable).  Executive shall also be entitled to participate in any incentive compensation or bonus plan or arrangement of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Just Cause).  Nothing paid to Executive under the plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition, Executive will participate in the Bank’s incentive compensation plan.
(d) In addition to the Base Salary provided for by Section 3(a) and other compensation and benefits provided for by Sections 3(b) and 3(c), the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in performing his obligations under this Agreement in accordance with the Bank’s reimbursement policies, provided that the reimbursement is made within one calendar year following the date on which the expense was incurred and provided further that the right to reimbursement is not exchanged for another benefit.  The amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
(e) Executive shall be entitled to paid time off in accordance with the standard policies of the Bank for senior executive officers, but in no event less than 20 days paid time off during each year of employment.  Executive shall receive his Base Salary and other benefits during periods of paid leave.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.  Executive shall also be entitled to a minimum of 6 days sick leave and then additional days as accrued in accordance with the policies of the Bank, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date.
4.	OUTSIDE ACTIVITIES
During the term of his employment under this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence approved by the CEO, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder.  Executive also may serve as a member of the board of directors of business organizations, trade associations, and community and charitable organizations, subject to the annual approval of the CEO; provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or present any conflict of interest.  Executive shall provide to the CEO annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the approval of the CEO of Executive’s service on the boards of such organizations (it being understood that membership in social, religious, charitable or similar organizations does not require approval of the CEO pursuant to this Section 4).
5.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 5 shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any of the following:
(i)
the termination by the Bank of Executive’s full-time employment hereunder for any reason other than termination governed by Section 6 (Termination for Just Cause), or termination governed by Section 7 (Termination For Disability or Death), or termination governed by Section 8 (Termination Upon Retirement); or

(ii)	Executive’s resignation from the Bank’s employ for any of the following reasons (each shall be deemed a “Good Reason”):
(A)	the failure to elect or reelect or to appoint or reappoint Executive to the position set forth under Section 1 of this Agreement;
(B)
a material change in Executive’s functions, duties, or responsibilities with the Bank, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes described in Section 1 of this Agreement;

(C)	a relocation of Executive’s principal place of employment by more than 30 miles from the main office of the Bank;
(D)
a material reduction in the benefits and perquisites of Executive from those being provided as of the Effective Date, other than a reduction pursuant to Section 3(a) of this Agreement or a reduction that is part of a Bank-wide reduction in pay or benefits;

(E)	a liquidation or dissolution of the Bank, other than a liquidation or dissolution which does not affect the status of Executive; or
(F)	a material breach of this Agreement by the Bank.
Upon the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written Notice of Termination, as defined in Section 9(a), given within ninety (90) days after the event giving rise to said right to elect.  Notwithstanding the preceding sentence, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement by virtue of the fact that Executive has submitted his resignation but has remained in the employ of the Bank, provided Executive is engaged in good faith discussions to resolve the occurrence of any event described in clauses (ii)(A), (B), (C), (D), (E) or (F) above.  During this thirty (30) day period, the Bank shall have the right to cure the Good Reason, and in the event that the Bank cures said Good Reason, Executive shall no longer have the right to terminate employment and receive a payment under this Agreement.
(iii)
The termination of Executive’s employment (other than Termination for Just Cause) by the Bank (or any successor thereto) on the effective date of, or at any time following a Change in Control, or Executive’s resignation from the Bank’s employ due to  Good Reason (subject to Executive’s notice of Good Reason and the Bank’s right to cure, as set forth in Section 5(a)(ii)) on the effective date of, or at any time following a Change in Control, during the term of this Agreement.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this provision, the term “Corporation” means the Bank, the Company or any of their successors, as applicable.

(A)
A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(B)
A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(C)
change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(D)
For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(b) Upon the occurrence of an Event of Termination under Sections 5(a)(i) or 5(a)(ii) above, on the Date of Termination, as defined in Section 9(b) of this Agreement, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees; and (iii) the remaining payments of Base Salary that Executive would have earned, in accordance with Section 3(a) if he had continued his employment with the Bank for the remaining term of this Agreement, but in no event more than 12 month’s of Base Salary, plus one times the average bonus and/or incentive award earned by him over the three calendar years preceding the year in which the termination occurs (or such lesser number of years Executive has been employed by the Bank if less than three).  Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination, or if Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) applies to the payment, and Executive is considered a “Specified Employee” under Code Section 409A, on the first day of the seventh month following the Date of Termination.  The payments shall not be reduced in the event Executive obtains other employment following termination of employment.
(c) Upon the occurrence of an Event of Termination under Section 5(a)(iii), on the Date of Termination, as defined in Section 9(b) of this Agreement, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (i) his earned but unpaid salary as of the date of his termination of employment with the Bank; (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Bank’s officers and employees; and (iii) an amount equal to one (1) times Executive’s “base amount,” as that term is defined for purposes of Code Section 280G.  Any payments hereunder shall be made in a lump sum within five (5) days after the Date of Termination, or in the event that Code Section 409A applies to the payment and Executive is considered a “Specified Employee” under Code Section 409A, on the first day of the seventh month following the Date of Termination.  The payments shall not be reduced in the event Executive obtains other employment following termination of employment.
(d) Upon the occurrence of an Event of Termination, the Bank will cause to be continued at its expense non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive and his family prior to Executive’s termination.  The coverage shall continue for the remaining term of this Agreement in the case of an Event of Termination under Sections 5(a)(i) or 5(a)(ii), and  for a period of twenty-four (24) months from the Date of Termination in the case of an Event of Termination under Section 5(a)(iii) of this Agreement.  If the Bank cannot provide the benefits set forth in this Section 5(d) because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

(e) Executive shall be entitled to voluntarily terminate his employment other than for Good Reason at any time during the term of this Agreement, provided, however, that Executive shall not be entitled to any compensation or benefits under this Section 5 as a result of such termination (other than compensation and benefits earned but not yet paid as of the time of his termination of employment).

(f) Any payments or benefits under Sections 5(a)(i) or 5(a)(ii) of the  Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release (the “Mutual Release”), satisfactory to the Bank, of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  The Bank shall also execute the Mutual Release, which shall release Executive, his affiliates and beneficiaries from any and all claims rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, provided, however, that if the Bank refuses to execute the Mutual Release in the time frame set forth below, Executive’s obligation to execute and not revoke the Mutual Release as a precondition to receiving such payments or benefits under Sections 5(a)(i) or 5(a)(ii) shall terminate.  Notwithstanding the foregoing sentence, the Mutual Release shall not release Executive for (i) acts of fraud; (ii) felonious acts for which Executive is convicted, enters a plea of nolo contendere, or enters into a pre-trial diversion or similar program; (iii) intentional misconduct resulting in financial harm to the Bank; or (iv) willful violation of any material federal banking law or regulation.  In order to comply with the requirements of Section 409A of the Code and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive and the Bank must execute the Mutual Release within twenty-one (21) days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.  This Section 5(f) shall not apply with respect to payments or benefits under Section 5(a)(iii) of this Agreement.
6.	TERMINATION FOR JUST CAUSE
The Bank may terminate Executive’s employment at any time for Just Cause.  The term “Termination for Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conduct by Executive that results in the removal of Executive as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank, or material breach of any provision of this Agreement.
7.	TERMINATION FOR DISABILITY OR DEATH
(a) The Bank or Executive may terminate Executive’s employment after having established Executive’s Disability.  For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive’s becoming eligible for long-term disability benefits under a long-term disability plan of the Bank (or, if the Bank has no such plan in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days), provided, however, that in order to receive the payments from the Bank under Section 7(b) of this Agreement, Executive’s “Disability” shall also satisfy the requirements of Code Section 409A.  The Board of Directors shall determine in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant, whether or not Executive is and continues to be disabled for purposes of this Agreement.  As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate, at the Bank’s expense.

(b) In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate.  In the event of such termination, Executive shall be entitled to receive benefits under any disability program sponsored by the Bank.
(c) In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiary or beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, as defined in Section 3(a), at the rate in effect at the time of Executive’s death through the end of the calendar month in which Executive’s death occurs, and the Bank will continue to provide Executive’s family the same medical, dental, and other health benefits that were provided by the Bank to Executive’s family immediately prior to Executive’s death, on the same terms, including cost, as if Executive were actively employed by the Bank, except to the extent the terms (including cost) of such benefits are changed in their application to all continuing employees of the Bank, such coverage to continue for a period of one (1) year after the date of Executive’s death.  If the Bank cannot provide the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive’s family a cash lump sum payment reasonably estimated to be equal to the value of the benefits or the value of the remaining benefits at the time of the determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of death or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.
8.	TERMINATION UPON RETIREMENT
Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Bank on or after age 65, Executive’s voluntary termination at any time after Executive reaches age 75, or retirement at any time as agreed upon by the Board of Directors and Executive.  Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party, or in accordance with any other retirement arrangements approved by the Board of Directors.

9.	NOTICE
(a) Any notice required under this Agreement shall be in writing and hand-delivered to the other party.  Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)  “Date of Termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during the thirty (30) day period), and (ii) if his employment is terminated for any other reason, the date specified in the Notice of Termination, provided however, in either case, the “Date of Termination” shall not occur prior to the date on which Executive has a “Separation from Service” within the meaning of Code Section 409A.
(c) If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that the a dispute exists, and shall pursue the resolution of the dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement. During the pendency of any dispute, neither the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.
10.	POST-TERMINATION OBLIGATIONS
Executive shall, upon reasonable notice, furnish any information and assistance honestly and in good faith to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 10 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Bank.
11.	NON-COMPETITION AND NON-DISCLOSURE
(a) As a material inducement of the Bank to enter into this Agreement, upon any termination of Executive’s employment hereunder pursuant to the terms of this Agreement, other than a termination of Executive’s employment under Section 5(a)(iii) of this Agreement or a termination for Just Cause, Executive agrees not to compete with the Bank or any affiliate of the Bank (collectively said entities are referred to as the “Bank” for purposes of this Section 11) for a period of twelve (12) months following such termination within a forty-five (45) mile radius of the main office of the Bank.  Executive agrees that during this period and within a forty-five (45) mile radius of the main office of the Bank, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank.  Executive further agrees that for a period of twelve (12) months following any termination of employment, he shall not directly or indirectly, solicit, hire, or entice any of the following persons or entities to cease, terminate, or reduce any relationship with the Bank or to divert any business from the Bank: (i) any person who was an employee of the Bank during the term of this Agreement; or (ii) any customer or client of the Bank.  Further, Executive will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or other arrangements between the Bank and any person or entity described in (a)(i) and (a)(ii) of this Section 11.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 11(a), agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank, pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section 11, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.
(c) The provisions of this Section 11 are intended to protect the business, operations and assets of the Bank, and are a material inducement to the Bank to enter into this Agreement.  Executive acknowledges that the provisions of this Section 11 are an essential part of this Agreement and are reasonably necessary for the protection of the business, operations and assets of the Bank.
12.	SOURCE OF PAYMENT
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.
13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit, compensation, tax indemnification or other provision inuring to the benefit of Executive under any agreement between Executive and the Bank.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14.	NO ATTACHMENT
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
15.	MODIFICATION AND WAIVER
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16.	REQUIRED PROVISIONS
(a) The Bank may terminate Executive’s employment at any time, but any termination by the CEO or Board of Directors other than Termination for Just Cause as defined in Section 5 of this Agreement shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Termination for Just Cause.
(b) Any payments made to Executive pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359, and to the extent applicable, 12 C.F.R. §563.39.
(c) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
17.	SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provisions of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.	GOVERNING LAW
This Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of law principles, unless superseded by federal law or otherwise specified herein.
20.	ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator sitting in a location selected by Executive and the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Bank’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  The Bank shall provide a list of three or more arbitrators to Executive from which Executive shall select the arbitrator.  If the parties are unable to agree within fifteen (15) days from the date the Bank presents the list to Executive, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
21.	PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS
In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of:  (i) all legal fees incurred by Executive in resolving the dispute or controversy; (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement; and (iii) any other compensation otherwise due Executive as a result of a breach of this Agreement by the Bank.  In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of the Bank, whether by judgment, arbitration or settlement, each party shall be responsible for its own legal fees incurred in resolving such dispute or controversy.
22.	INDEMNIFICATION
The Bank shall provide Executive (including his heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense.  The Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under its Articles of Incorporation, Bylaws and applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring the expenses or liabilities), the expenses and liabilities to include, but not be limited to, advancement of legal fees and expenses, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.  Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

23.	SUCCESSOR TO THE BANK
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
24.	NON-WAIVER
The failure of one party to insist upon or enforce strict performance by the others of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to enforce or rely upon same in that or any other instance.
[signature page follows]

IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement on the day and year set forth above.

Attest:		Mercer Savings Bank

/s/ David L. Keiser	By:	/s/ Alvin B. Parmiter
Chairman	Title:	CEO

Attest:	EXECUTIVE

/s/ David L. Keiser	/s/ Sherman Crum
Chairman	Sherman Crum